Exhibit 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made effective for all purposes and in all respects as of the date referenced below, by and between Brink’s, Incorporated (“Brink’s”) and Douglas A. Pertz (“Consultant”) (together, the “Parties”).

WHEREAS, Brink’s may desire to engage Consultant to perform certain tasks, duties and/or services as shall be specifically assigned to Consultant by Brink’s Chief Executive Officer;

WHEREAS, Consultant desires to be so engaged by Brink’s; and

WHEREAS, Brink’s and Consultant desire to set forth in writing the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, hereby agree as follows:

1. Duties of Consultant. Consultant shall perform professional consulting services as are specifically assigned to Consultant by Brink’s Chief Executive Officer. This Agreement is not intended to constitute a contract of employment or to create an employer-employee relationship between Brink’s and Consultant.

2.Engagement with Employees and Third Parties. Consultant may engage with Brink’s employees and third parties on behalf of Brink’s only in connection with providing services and at the request and direction of Brink’s Chief Executive Officer. Unless specifically directed by Brink’s Chief Executive Officer, at no time should Consultant negotiate, enter into, or execute agreements as a representative of Brink’s.

3.Location of Services. Any services provided by Consultant shall be provided at the Consultant’s premises. Brink’s shall not provide an office in its Coppell office or any other Brink’s location.

4.Term. The term of Consultant’s engagement hereunder (the “Term”) shall commence as of May 8, 2023 and shall continue until May 7, 2024.

5. Independent Contractor Status. Brink’s and Consultant understand and intend that Consultant shall perform all services under this Agreement as an independent contractor and not as an employee or agent of Brink’s. Accordingly, unless specifically directed otherwise by Brink’s Chief Executive Officer, Consultant has no authority to act for or on behalf of Brink’s, nor shall Consultant assume or create any obligations or responsibilities, express or implied, on behalf of Brink’s. Consultant likewise has no authority to bind Brink’s to any contract or in any other manner except as provided in this Agreement or as expressly authorized by Brink’s Chief Executive Officer.

6. Compensation. Subject to compliance by Consultant with this Agreement and the Agreement remaining effective throughout the Term, Brink’s shall pay Consultant total compensation under this Agreement in the amount of $1,262,500, less any tax withholdings required by law, paid via equal monthly installments (the “Consulting Payment”). During the Term, Brink’s shall not be obligated, under any circumstances, to pay for, or keep in effect, any hospitalization, health, life or other insurance for the benefit of Consultant, to pay any employment or similar taxes, or to provide any benefits that Brink’s provides to its employees.

7.Tax Indemnity. Consultant shall be responsible for all federal, state, and local tax liability, if any, that may attach to to the Consulting Payment, and will defend, indemnify, and hold Brink’s harmless from and against, and will reimburse Brink’s for, any and all liability of whatever kind incurred by Brink’s as a result of any tax obligations of Consultant, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. Consultant warrants that Consultant is not relying on the judgment or advice of any of Brink’s or its counsel concerning the tax consequences, if any, of this Agreement.

8.Expenses Incurred. Consultant may not incur any business related expenses unless specifically directed by Brink’s Chief Executive Officer. However, if directed by Brink’s Chief Executive Officer and during the Term, Brink’s shall pay or promptly reimburse Consultant for all reasonable business expenses paid or incurred by Consultant in connection with the performance of Consultant’s duties hereunder (as determined at the sole discretion of Brink’s), upon presentation of expense statements, vouchers or other evidence of expenses as required by Brink’s Travel and Entertainment Policy. Consultant shall submit a monthly report, in a form to be determined by Brink’s, of his eligible incurred expenses to the attention of Brink’s Chief Executive Officer, or his designee.

9.Treatment of Information.

A.Consultant acknowledges that Consultant shall or may be making use of, viewing and adding to confidential information of a special and unique nature and value relating to such matters as Brink’s business practices, plans and controls, pricing information, payroll and benefit information, trade secrets, systems, designs, methods, computer software programs, documentation, manuals, white papers, financial reports, forecasts, budgets, other confidential reports and communications and lists of and information and data relating to employees and their families and/or dependents, suppliers, customers and prospects (“Confidential Information”). Consultant further acknowledges that any information and materials received by Brink’s from third parties in confidence shall be included in the definition of Confidential Information. Consultant agrees that Consultant shall not directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information to any third party. As any breach by Consultant of its covenants and agreements in this section may cause irreparable injury to Brink’s that cannot be redressed by the payment of monies, Brink’s shall be entitled to enjoin any such threatened or continuing violation. Consultant acknowledges that Brink’s holds all right, title, and interest in and to all tangible and intangible incidents of the Confidential Information, including, without limitation, all business practices and plans, trade secrets, copyrights, patent rights and derivative works pertaining thereto, and that this agreement conveys to Consultant only a limited right to use the Confidential Information in the course of performing this Agreement. Such right is fully revocable in accordance with the provisions of this Agreement. Consultant further agrees that, except for such right of use, he shall not assert any right, title, or interest in or to the Confidential Information and shall hold all Confidential Information in strict confidence.

B.Confidential Information shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which Brink’s is a party or a beneficiary or (iii) any duty owed to Brink’s by Consultant or any third party; provided, however, that Consultant hereby acknowledges and agrees that if Consultant shall seek to disclose, divulge, reveal, report, publish, transfer or use any Confidential Information to any third party, Consultant shall bear the burden of proving that any such information would have become publicly available without any such breach. Disclosure of Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency; provided, however, that (i) Consultant shall first have given prompt notice to Brink’s of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) Brink’s shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. Consultant agrees to return all Confidential Information in Consultant’s possession or under Consultant’s control at the request of Brink’s or, in the absence of such a request, upon the termination of this Agreement. Consultant further agrees to consent to such background screenings and drug tests as may be required to receive clearance to view and use any such Confidential Information.

C. Protected Rights. Consultant understands that nothing contained in this Agreement limits Consultant’s ability to file a charge or complaint with the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor (including the Occupational Safety and Health Administration), and any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”). Consultant further understands that nothing in this Agreement limits Consultant’s ability to communicate with any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or approval from the Company. Consultant can provide confidential information to Government Agencies without risk of being held liable by Company for liquidated damages or other financial penalties. This Agreement also does not limit Consultant’s right to receive an award for information provided to any Government Agencies.

10.    Ownership of Information and Materials. Consultant covenants and agrees that all right, title and interest in any findings, reports, inventions, writings, disclosures, discoveries, computer code, developments and improvements written, invented, made or conceived by Consultant in the course of or arising out of this Agreement (hereinafter referred to as “Work Product”) shall remain the sole and exclusive property of Brink’s and shall be a work made for hire. Consultant agrees to disclose all Work Product to Brink’s and agrees to execute any instruments and to do all other things reasonably requested by Brink’s (both during and after

Consultant’s engagement by Brink’s) in order to vest more fully in Brink’s all ownership rights in Work Product. Consultant shall have written confidentiality and assignment of intellectual property rights agreements in place with any of its employees, agents, contractors or consultants who do any work related to this Agreement so as to make this Agreement enforceable against such its employees, agents, contractors or consultants.

Any provision of materials or equipment to Consultant by Brink’s shall be at Brink’s sole discretion. However, to the extent they are provided, Consultant understands and agrees that any such materials or equipment provided by Brink’s to him for use in connection with this Agreement, (including but not limited to any computers or phones) are the sole property of Brink’s. Consultant agrees that all such materials and equipment will be used only for the provision of services to Brink’s under this Agreement and will be immediately returned to Brink’s upon the termination of this Agreement or upon request from Brink’s. For the avoidance of doubt, any devices that were provided to or allowed to be retained by Consultant in connection with his termination of prior employment with the Company shall not be subject to this Paragraph 10.

11.    No Prior Agreements. Consultant represents that Consultant’s performance under this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Consultant in confidence, trust or otherwise prior to Consultant’s engagement by Brink’s) to which Consultant is a party or by the terms of which Consultant may be bound. Consultant covenants and agrees that Consultant shall not disclose to Brink’s, or induce Brink’s to use, any such proprietary information, knowledge or data belonging to any previous employer or client or others.

12.    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and received by overnight courier service (with proof of service) or certified or registered mail (return receipt requested, first-class postage prepaid), in the case of Consultant, to Consultant’s address, in the case of Brink’s, to P.O. Box 18100, 1801 Bayberry Court, Richmond, Virginia 23226-8106, attention “Brink’s Legal Department.”

13.    General. This Agreement contains the entire agreement and understanding by and between the Parties with respect to their consulting relationship, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. This Agreement shall be binding upon, and shall inure to the benefit of, Brink’s and Consultant, and their respective successors. However, Consultant may not assign this agreement or any duties hereunder without the express written authorization of Brink’s. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. Neither party shall be liable for the failure to perform its obligations under this Agreement due to events beyond such party’s reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God or acts in compliance with any applicable law, regulation or order (whether valid or invalid) of any court or governmental body. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.

14.    Venue. This Agreement shall be construed under and governed by the laws of the state of Texas. If any legal action is necessary to enforce this Agreement, the parties agree that the courts of Dallas County, Texas with jurisdiction over shall have jurisdiction over the action.

IN WITNESS WHEREOF, Brink’s and Consultant have duly executed this Agreement intending to be bound thereby.

BRINK’S, INCORPORATED         CONSULTANT

By: /s/ Elizabeth Galloway             /s/ Douglas A. Pertz

DATED: July 17, 2023            July 7, 2023
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